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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Hercules Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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2005

Proxy Statement

Invitation to the 2005
Annual Meeting
of Shareholders

Hercules Incorporated, Hercules Plaza, 1313 North Market Street Wilmington, Delaware 19894-0001 (302) 594-5000

Hercules Incorporated Hercules Plaza 1313 North Market Street Wilmington, DE 19894-0001
John K. Wulff Chairman of the Board
Craig A. Rogerson President and Chief Executive Officer
April 29, 2005

Dear Shareholder:

        We are pleased to invite you to attend the 2005 Annual Meeting of Shareholders of Hercules Incorporated, which is scheduled to be held on Thursday, June 16, 2005, at 11 a.m., local time, at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001. Directions to Hercules Plaza are on the following pages.

        The items to be considered and voted on at the Annual Meeting are described in the notice of the 2005 Annual Meeting of Shareholders and the Proxy Statement accompanying this letter. We encourage you to read carefully all of these materials, as well as the copy of our Annual Report which is enclosed with this Proxy Statement.

        It is important that your shares be represented at the Annual Meeting even if you cannot attend the meeting and vote your shares in person. Please complete, sign and date the proxy card and return it in the enclosed, postage-prepaid envelope as soon as possible to ensure that your shares will be duly represented and voted at the Annual Meeting. If you choose to do so, you may vote by telephone or by Internet instead of voting by proxy card. Please vote even if you plan to attend the Annual Meeting.

        We appreciate your continued interest in and support of Hercules.

Sincerely,

John K. Wulff Chairman of the Board

Craig A. Rogerson President and Chief Executive Officer

DIRECTIONS TO HERCULES PLAZA
(1313 North Market Street, Wilmington, Delaware 19894-0001)

From Philadelphia/New Jersey:

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  Take Interstate 95 South to Wilmington (do not take I-495—follow I-95 signs for Wilmington).

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  Take Exit 7B, which is Delaware Avenue/Route 52.

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  Stay to the left as you come up grade to traffic light. Turn left onto Delaware Avenue and take center lane. There is a sign marked "Business District 52 South."

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  You will pass six streets—Adams, Jefferson, Washington, West, Tatnall and Orange. After crossing over Orange Street, the Hotel DuPont will be on your right. Get into the left lane.

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  The next street is Market Street. Turn left.

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  Proceed down Market Street crossing over 12th and 13th Streets (traffic lights at each corner). Hercules Plaza is at 13th Street and will be on your left. Hercules Plaza is a twelve-story granite/glass building with green tinted windows.

If traveling over the Delaware Memorial Bridge:

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  Stay to the far left lane as you exit the Delaware Memorial Bridge. Stay left heading toward sign stating Wilmington Delaware Turnpike - Baltimore - 295 - 95 - 495.

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  Bear to the right heading for Interstate 95 North.

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  Take the center lane as it will narrow to two lanes past Exit 6 (Martin Luther King Boulevard).

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  Take Exit 7, Delaware Avenue. Stay to the right as you come up grade to traffic light. You are on Adams Street—continue straight ahead to dead end (about 3 blocks) to Delaware Avenue. Turn right onto Delaware Avenue and take center lane. You will pass under sign "Business District 52 South." Pass five streets—Jefferson, Washington, West, Tatnall and Orange.

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  After crossing over Orange Street, the Hotel DuPont will be on your right. Get into the left lane.

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  Turn left onto Market Street. Pass 12th and 13th Streets (traffic lights at each). Hercules Plaza is at 13th Street and will be on your left. Hercules Plaza is a twelve-story granite/glass building with green tinted windows.

From I-476 (the Blue Route):

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  Take the Blue Route to Interstate 95 South to Wilmington.

  •
  Follow the above directions for traveling from Philadelphia.

From Baltimore/Washington:

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  Take Interstate 95 North to Wilmington. Take Exit 7, which is Delaware Avenue/Route 52.

  •
  Stay to the right as you come up grade to traffic light. You are on Adams Street—continue straight ahead to dead end (about 3 blocks) to Delaware Avenue. Turn right on to Delaware Avenue and take center lane. You will pass under sign "Business District 52 South." Pass five streets—Jefferson, Washington, West, Tatnall and Orange.

  •
  After crossing over Orange Street, the Hotel DuPont will be on your right. Get into the left lane.

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  Turn left onto Market Street. Pass 12th and 13th Streets (traffic lights at each). Hercules Plaza is at 13th Street and will be on your left. Hercules Plaza is a twelve-story granite/glass building with green tinted windows.

From the Wilmington Train (Amtrak) Station:

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  The Wilmington Train Station is located between King and French Streets on Front Street.

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  Hercules Plaza is at Market and 13th Streets, 12 blocks north of the station. Cabs are usually available at the station.

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  Hercules Plaza is on the NW corner of Market and 13th Streets. Hercules Plaza is a twelve-story granite/glass building with green tinted windows.

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  After you enter the building, follow the posted signs to the meeting room located in the Lower Atrium.

Hotel Accommodations

        Wilmington has numerous hotels and motels in both the downtown and surrounding areas. For a listing you may want to refer to the Wilmington area website at http://www.wilmcvb.org/accomm.html.

Parking Near Hercules Plaza

        There is limited parking under the Hercules Plaza building. However, in addition to the parking available under the building, there are parking garages located across the street from Hercules Plaza between Orange and 12th Streets and on the side of Hercules Plaza between 14th and North Market Streets.

Important Note

        Please be sure to bring photograph identification with you in order to gain admission to the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, please be sure to bring evidence of your ownership of Hercules shares, such as a copy of your broker statement or a copy of the proxy card mailed to you by your bank or broker. Cameras, cell phones, pagers, recording equipment and other electronic devices will not be permitted at the Annual Meeting.

Hercules Incorporated Hercules Plaza 1313 North Market Street Wilmington, DE 19894-0001

            April 29, 2005

To:	Shareholders of Hercules Incorporated
Subject:	Notice of 2005 Annual Meeting of Shareholders

        The 2005 Annual Meeting of Shareholders is scheduled to be held on Thursday, June 16, 2005, at 11 a.m., local time, at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, (telephone 302-594-5128) to consider and take action on the following proposals:

  1.
  Election of each of the following four director nominees: Anna Cheng Catalano, Burton M. Joyce, Jeffrey M. Lipton (incumbent director) and John K. Wulff (incumbent director), each for a three-year term expiring at the 2008 Annual Meeting of Shareholders; and

  2.
  Ratification of the appointment of BDO Seidman, LLP as Hercules' independent registered public accountants for 2005.

        Shareholders of record as of the close of business on April 18, 2005, will be entitled to vote at the Annual Meeting. We encourage you, whether or not you plan to attend the Annual Meeting, to vote by proxy card, telephone or Internet in advance of the Annual Meeting. You may attend the Annual Meeting and change your vote at that time if you wish to do so.

By order of the Board of Directors

Israel J. Floyd Corporate Secretary and General Counsel

i

Equity Compensation Plan Information	26
Option Grants in Last Fiscal Year	27
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	27
Long-Term Incentive Plan (LTICP) Awards in Last Fiscal Year	27
Pension Plans	28
Trust Arrangements	29
Severance Pay Plan	29
Employment Contracts	30
Change in Control Agreements	30
METHOD AND COST OF PROXY SOLICITATION	31

ii

PROXY STATEMENT
Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19894-0001

April 29, 2005

THE 2005 ANNUAL MEETING OF SHAREHOLDERS

        The accompanying proxy is solicited on behalf of the Board of Directors of Hercules Incorporated for use at the 2005 Annual Meeting of Shareholders to be held on Thursday, June 16, 2005, and at any adjournment, postponement, continuation or rescheduling of the Annual Meeting.

        This Proxy Statement and the accompanying proxy card are being distributed on or about April 29, 2005. A copy of Hercules' 2004 Annual Report is enclosed with this Proxy Statement.

Who is Entitled to Vote

        Shareholders of record as of the close of business on April 18, 2005, which is the Record Date, will be entitled to one vote for each share of Hercules common stock registered in the shareholder's name. Shareholders of record will retain their voting rights even if they sell their Hercules shares after the Record Date. As of the Record Date, there were 112,436,971 shares of Hercules common stock outstanding.

How You May Vote

        You may vote by completing and mailing the enclosed proxy card or you may vote by telephone or Internet.

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  To vote your proxy by mail, mark your selections on the enclosed proxy card, date and sign your name exactly as it appears on your proxy card, and return your proxy card in the enclosed envelope.

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  To vote by telephone, dial 1-866-540-5760, have your proxy card in hand when you call and follow the voice prompts.

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  To vote by Internet, log on to http://www.proxyvoting.com/herc and have your proxy card in hand when you access the website.

        Please remember that if your Hercules shares are held in the name of a bank, broker or other nominee, then only such record holder can sign a proxy card with respect to your shares and only upon specific instructions from you. Therefore, please contact the person responsible for your account and give instructions to such person for a proxy card to be signed representing your shares.

Annual Meeting Admission Procedures

        We encourage you to vote by proxy, whether or not you plan to attend the Annual Meeting. If, however, you are a shareholder of record and plan to attend the Annual Meeting, please be sure to bring with you valid government-issued personal identification with a picture (such as a driver's license or passport) in order to gain admission to the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee, you will have to bring evidence of your ownership of Hercules shares as of the Record Date, in addition to valid government-issued personal identification, if you wish to attend the Annual Meeting. Examples of proof of ownership include the following:

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  a letter from your bank or broker stating that you owned your shares as of the Record Date;

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  a brokerage account statement indicating that you owned your shares as of the Record Date; or

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  a copy of the voting instruction card provided by your broker indicating that you owned your shares as of the Record Date.

        If you are a proxy holder for a Hercules shareholder, to gain entry to the Annual Meeting you must bring:

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  a validly executed proxy naming you as the proxy holder, signed by a Hercules shareholder who owned Hercules shares as of the Record Date;

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  valid government-issued personal identification with a picture (such as a driver's license or passport); and

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  if the shareholder whose proxy you hold was not a record holder of Hercules shares as of the Record Date, proof of the shareholder's ownership of Hercules shares as of the Record Date, in the form of a letter or statement from a bank, broker, or other nominee or the voting instruction card provided by the broker, in each case, indicating that the shareholder owned those shares as of the Record Date.

        If you sign your proxy card and do not indicate your vote on any one or more of the proposals, you will give authority to each of Craig A. Rogerson, our President and Chief Executive Officer, Allen A. Spizzo, our Vice President and Chief Financial Officer, and Israel J. Floyd, our Corporate Secretary and General Counsel, to vote on such proposal(s) and any other matter that may arise at the Annual Meeting. Messrs. Rogerson, Spizzo and Floyd each intend to use that authority to vote as follows:

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  FOR the election of each of the four director nominees (Proposal No. 1); and

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  FOR the ratification of the appointment of BDO Seidman, LLP as Hercules' independent registered public accountants for 2005 (Proposal No. 2).

Vote Required and Voting Procedures

        Under our By-laws, a majority of the total number of shares of Hercules common stock entitled to vote, present in person or represented by proxy, constitutes a quorum. Votes will be counted by our transfer agent. Pursuant to rules of the Securities and Exchange Commission, or the SEC, boxes and a designated blank space are provided on the proxy card for you to mark if you wish:

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  to vote "for" or "withhold" authority for one or more of the director nominees (see Proposal No. 1); or

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  to vote "for" or "against," or to "abstain" from voting on, the proposal concerning the ratification of the appointment of BDO Seidman, LLP as Hercules' independent registered public accountants for 2005 (see Proposal No. 2).

        If you are voting by telephone, dial 1-866-540-5760, enter the control number indicated on your proxy card and follow the voice prompts. If you are voting by the Internet, log on to http://www.proxyvoting.com/herc and have your proxy card in hand when you access the website.

        Pursuant to Hercules' By-laws, election of directors (Proposal No. 1) requires the affirmative vote of the holders of a majority of the total number of issued and outstanding shares of Hercules common stock. Ratification of the appointment of BDO Seidman, LLP as Hercules' independent registered public accountants for 2005 (Proposal No. 2) requires the affirmative vote of the holders of a majority of the total number of issued and outstanding shares of Hercules common stock present in person or by proxy and entitled to vote at the Annual Meeting.

        Abstentions, votes withheld in connection with the election of one or more nominees for director and broker non-votes, which occur when brokers that hold shares in street name do not receive instructions from the beneficial owners of those shares, will be counted in determining whether a quorum is present at the Annual Meeting but will not be counted as votes for or against any of the proposals. Therefore, such votes will have the same effect as votes against each of the proposals and will make it more difficult to obtain the required approval on each proposal.

Revocation of Proxy

        A person giving any proxy has the power to revoke such proxy at any time before the voting, by submitting a written revocation or a duly executed proxy bearing a later date. A written revocation must be received by Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, Attention: Corporate Secretary, no later than the beginning of voting at the Annual Meeting. In addition, any shareholder who attends the Annual Meeting in person may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given, or may give notice of revocation to the inspector of election. Merely attending the Annual Meeting without voting, however, will not revoke any previously executed proxy.

Hercules Incorporated Savings and Investment Plan

        If you are a participant in the Hercules Incorporated Savings and Investment Plan, you will receive a separate packet of information about how to provide voting instructions to the plan trustee. The plan trustee will vote the Hercules shares that are allocable to your account under the plan in accordance with your instructions unless the plan trustee determines that it is legally obligated to do otherwise. If you do not provide the plan trustee with instructions, the plan trustee will vote your Hercules shares in proportion to the manner in which it votes the shares allocable to other plan participants who provided instructions unless the plan trustee determines that it is legally obligated to do otherwise.

Annual Report

        Hercules' 2004 Annual Report is enclosed with this Proxy Statement. Shareholders of record who did not receive the Annual Report may request a copy free of charge by contacting Helen Calhoun, Hercules Incorporated, 1313 North Market Street, Wilmington, Delaware 19894-0001, facsimile (302) 594-6909, telephone (302) 594-5129 or e-mail at hcalhoun@herc.com. The Annual Report can also be found on our website at www.herc.com.

Shareholder Proposals

        To be included in Hercules' 2006 proxy statement, shareholder proposals must be submitted in writing and received by Israel J. Floyd, Esquire, Corporate Secretary and General Counsel, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001, no later than December 30, 2005 (or, if the date of the 2006 Annual Meeting is changed by more than 30 days from the date of the 2005 Annual Meeting, a reasonable time before Hercules begins to print and mail its proxy materials). Upon receipt of a shareholder proposal, Hercules will determine whether or not to include such proposal in Hercules' 2006 Proxy Statement in accordance with applicable law.

        Shareholder proposals submitted after December 30, 2005 will not be included in Hercules' 2006 proxy statement but may be raised at the 2006 Annual Meeting. However, if any shareholder wishes to present a proposal for the 2006 Annual Meeting that is not included in Hercules' Proxy Statement for that meeting and fails to submit that proposal on or before March 15, 2006, then the persons named as proxies in Hercules' proxy card accompanying Hercules' 2006 proxy statement will be allowed to use their discretionary voting authority when the proposal is raised at the 2006 Annual Meeting, without any discussion of the matter in Hercules' 2006 proxy statement.

Nomination of Directors

        A class of Hercules' directors is elected each year at the annual meeting. The Board of Directors is responsible for filling vacancies on the Board that may occur at any time during the year, and for nominating director nominees to stand for election at the annual meeting. The Corporate Governance, Nominating and Ethics Committee of the Board of Directors, or Governance Committee, reviews potential director candidates, and recommends potential director candidates to the full Board. Director candidates may be identified by current directors and officers of Hercules, as well as by shareholders. The Governance Committee is comprised entirely of independent directors, as defined in the New York Stock Exchange, or NYSE, Listing Standards. Depending upon the then existing circumstances, the Governance Committee may utilize the services of director search firms and/or recruiting consultants to assist in identifying and screening potential candidates. The Governance Committee has an extensive diligence process for reviewing potential candidates, including an assessment of each candidate's education, experience, independence and other relevant factors, as described under "The Board—Director Qualifications" in Hercules' Corporate Governance Guidelines. The Board reviews and has final approval on all potential director nominees being recommended to the shareholders for election.

        The Governance Committee seeks nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, and who would be most effective, in conjunction with the other nominees and members of the Board, in collectively serving the long-term interests of the shareholders and Hercules. The Governance Committee considers potential director candidates recommended by Hercules' shareholders. Nominations from shareholders for the election of directors, which are in compliance with all applicable laws and regulations and which are properly submitted in writing to Hercules' Corporate Secretary, will be referred to this committee for consideration.

Shareholder Nomination of Directors

        As a shareholder, you may recommend any person as a nominee for director of Hercules for consideration by the Governance Committee by submitting name(s) and respective supporting information for each named person in writing to the Governance Committee of the Board of Directors, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001. Recommendations should be received by December 31, 2005 for the 2006 Annual Meeting, and should be accompanied by:

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  the name, residence and business address of the nominating shareholder;

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  a representation that the shareholder is a record holder of Hercules stock or holds Hercules stock through a bank, broker or other nominee and the number of shares held;

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  information regarding each nominee which would be required to be included in a proxy statement;

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  a description of any arrangements or understandings between and among the shareholder and each and every nominee; and

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  the written consent of each nominee to serve as a director, if elected.

        No nominations were received from shareholders for the 2005 Annual Meeting.

Shareholder and Interested Party Communication with the Board of Directors

        Hercules' Board of Directors provides a process for shareholders and interested parties to send communications to the Board. Shareholders and interested parties may communicate with any of Hercules' directors, any committee chairperson, the non-management directors as a group or the entire Board of Directors by writing to the director, committee chairperson or the Board in care of Hercules

Incorporated, Attention: Corporate Secretary, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001. Communications received by the Corporate Secretary for any Hercules director are forwarded directly to the director. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the appropriate Committee chairperson, all non-management directors, or all directors.

Hercules' Website: www.herc.com

        Hercules' website address is www.herc.com, and access to information on the website is free of charge (except for any Internet provider or telephone charges). We provide access through our website to all SEC filings submitted by Hercules, as well as to information relating to corporate governance. Copies of our Audit Committee, Human Resources Committee and Corporate Governance, Nominating and Ethics Committee charters, our Directors Code of Business Conduct and Ethics, our Corporate Governance Guidelines, our Business Practices Policy, our Code of Ethics for Senior Financial Executives, our Restated Certificate of Incorporation, our By-laws and other matters impacting our corporate governance program are found on our website. Copies of these documents may also be obtained free of charge by contacting Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware, Attention: Corporate Secretary, telephone (302) 594-5000, facsimile (302) 594-7315. Hercules will post on its website any waivers to our Directors Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Executives, which are required to be disclosed by applicable law and the NYSE Listing Standards. Information contained on Hercules' website is not part of this Proxy Statement.

PROPOSAL NO. 1—Election of Hercules Directors

        Our Restated Certificate of Incorporation and By-laws provide for three classes of directors, with the term of one class expiring at each annual meeting of shareholders. Pursuant to the authority granted to the Board of Directors in our Restated Certificate of Incorporation, the Board has fixed the number of directors at eight. Of the current eight directors, two directors (i.e. Messrs. Lipton and Wulff) are in the class with a term that expires in 2005. The Board has approved increasing the Board size from eight to ten members if all four director nominees are elected. Assuming that all four director nominees are elected, the Board will then be classified as follows: three directors in the class whose term expires in 2006, i.e. Messrs. Duff, Gerrity and Wyatt, three directors in the class with a term that expires in 2007, i.e. Messrs. Hunter, Kennedy and Rogerson, and four directors in the class with a term that expires in 2008, i.e. Ms. Catalano and Messrs. Joyce, Lipton and Wulff.

        At the Annual Meeting, four directors are to be elected, all of whom, if elected, will constitute the class with a term that expires in 2008. The Board has nominated for election at the Annual Meeting: Anna Cheng Catalano, Burton M. Joyce, Jeffrey M. Lipton (incumbent director) and John K. Wulff (incumbent director) each of whom has agreed to serve as a director and has consented to being named in this Proxy Statement.

        It is intended that the shares represented by the accompanying proxy will be voted for the election of Ms. Catalano and Messrs. Joyce, Lipton and Wulff. If for any reason any nominee should be unavailable to serve as a director at the time of the Annual Meeting, a contingency which we do not expect as of the date of this Proxy Statement, the shares represented by the accompanying proxy may be voted for the election of such other person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all director nominees. Pursuant to our By-laws, a majority vote of the total number of shares of Hercules common stock issued and outstanding is required to elect each director.

Hercules Nominees for Directors

Anna Cheng Catalano—New Director Nominee

        Ms. Catalano, age 45, is the former Group Vice President Marketing for BP plc. Ms. Catalano held a number of executive and senior management positions during her 20 years with Amoco (which merged with BP plc in 1998), particularly in the areas of global sales and marketing. Ms. Catalano also serves on the Board of Directors of SSL International Plc where she serves on the Remuneration and Audit Committees.

Burton M. Joyce—New Director Nominee

        Mr. Joyce, age 63, is the Chairman of the Board of Directors of IPSCO Inc., a leading steel producer. He has held this position since 2000 and has been a member of the Board of Directors since 1993. Previously, Mr. Joyce was with Terra Industries, Inc. where he served as Vice Chairman (2001 - 2003), President and Chief Executive Officer (1991-2001), Chief Operating Officer (1987-1991) and Chief Finance Officer (1986-1987). Mr. Joyce also serves on the Board of Directors of Norfolk Southern Corporation and Terra Nitrogen Company LP.

Jeffrey M. Lipton—Director since 2001

        Mr. Lipton, age 62, is the President and Chief Executive Officer and a Director of NOVA Chemicals Corporation. He joined NOVA in 1993 after a 28-year career with the DuPont Company, where he held a number of management and executive positions. He is Chairman of the Board of Trimeris, Inc., a member of the Board of Directors and Chairman of the Executive Committee of the American Chemistry Council, a member of the Board of Directors of the Canadian Council of Chief Executives—Canada, and Chairman of the Board of the American Section of the Society of Chemical Industries.

John K. Wulff—Director since 2003

        Mr. Wulff, age 56, is the Non-Executive Chairman of the Board, a position he has held since December 2003. Mr. Wulff was first elected as a director in July 2003 and served as Interim Chairman from October 2003 to December 2003. Mr. Wulff served as a member of the Financial Accounting Standards Board ("FASB") from July 2001 to June 2003. From January 1996 to March 2001, he was the Chief Financial Officer of Union Carbide Corporation. He has held leadership positions in the Financial Executives Institute, has served as Chairman of its Committee on Corporate Reporting, and has been a Steering Committee member of the FASB Business Reporting Research Project. He is a member of the Board of Directors of Sunoco Inc., Moody's Corporation and Fannie Mae.

Directors Continuing in Office

Terms expiring in 2006

Patrick Duff—Director since 2003

        Mr. Duff, age 47, is a private investor. Mr. Duff was Senior Managing Director and a member of the Management Committee of Tiger Management, one of the largest U.S. investment funds, until December 1993, when he joined the faculty of the Columbia Graduate School of Business. Mr. Duff taught Security Analysis at Columbia until 1999. Mr. Duff is a member of the Board of Directors of the Gerson Lehrman Group and the New Community Corporation. Mr. Duff is licensed as a Certified Public Accountant and is a Chartered Financial Analyst.

Thomas P. Gerrity—Director since 2003

        Dr. Gerrity, age 63, is the Joseph Aresty Professor of Management at the Wharton School of the University of Pennsylvania. He served as the 11th Dean of the Wharton School from 1990 to 1999.

Prior to Wharton, he was the founder and Chief Executive Officer for 20 years of the Index Group, a leading consulting firm in business reengineering and information technology strategy. Dr. Gerrity currently serves on the Board of Directors of CVS Corporation, Fannie Mae (where he is Chairman of the Audit Committee), Sunoco (where he is Chairman of the Audit Committee), Internet Capital Group, and Knight Ridder. He also serves as a member of the MIT Corporation, which is the Board of Trustees of the Massachusetts Institute of Technology.

Joe B. Wyatt—Director since 2001

        Mr. Wyatt, age 69, is Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee. He served as Vanderbilt's sixth Chancellor and Chief Executive Officer for 18 years, beginning in 1982. From 1972 to 1982, he was a member of the faculty and administration at Harvard University. He is Chairman of the Board of Directors of the Universities Research Association Inc. of Washington, D.C., the EAA Aviation Foundation, Ingram Micro, Inc. (where he is Chairman of the Audit Committee), El Paso Corporation (where he is Chairman of the Compensation Committee), and he is a Principal of the Washington Advisory Group, LLC in Washington, D.C.

Terms expiring in 2007:

Craig A. Rogerson—Director since 2003

        Mr. Rogerson, age 48, is President and Chief Executive Officer of Hercules. He joined Hercules in 1979 in the firm's Water Management Chemicals Division and progressed in Hercules to Vice President and General Manager of the Fibers Division in 1996. In April 1997, Mr. Rogerson joined Wacker Silicones Corporation, where he served as President and Chief Executive Officer. In May 2000, Mr. Rogerson rejoined Hercules as Vice President, Business Operations, BetzDearborn Division. In August 2000, Mr. Rogerson was promoted to Vice President and General Manager, BetzDearborn Division. In April 2002, he was promoted to President, FiberVisions; President, Pinova; and Vice President, Global Procurement. In October 2003, Mr. Rogerson was named Acting President and Chief Operating Officer of Hercules. He assumed his current position in December 2003.

John C. Hunter, III—Director since 2002

        Mr. Hunter, age 56, is the former Chairman, President and Chief Executive Officer of Solutia Inc., a specialty chemicals company created in 1997 as a spin-off from the Monsanto Company. Mr. Hunter joined Monsanto in 1969 and held a number of executive and senior management positions until his retirement in 2004. He is a member of the Board of Directors of Solutia Inc., Missouri Baptist Medical Center, the Penford Corporation and Energizer Holdings, Inc. In December 2003, Solutia Inc. filed a petition under the federal bankruptcy laws and remains as a debtor-in-possession.

Robert D. Kennedy—Director since 2001

        Mr. Kennedy, age 72, held a number of executive and senior management positions with Union Carbide Corporation, including Chairman, Chief Executive Officer and President. He retired as Chairman from Union Carbide in 1995 after a career that spanned 40 years. He is a member of the Boards of Directors of Sunoco Inc. and Blount International Inc. He is on the advisory board of RFE Associates.

        Information regarding Hercules' executive officers is incorporated herein by reference to the 2004 Annual Report on Form 10-K enclosed with this Proxy Statement.

Board of Directors and its Committees

        The Board of Directors currently consists of eight directors, seven of whom have been determined by the Board to be independent under the NYSE Listing Standards and the standards set by the Board. The Board's Corporate Governance Guidelines, including its policies for determining director independence, are posted on Hercules' website. Any changes in these Corporate Governance Guidelines, or other governance documents, will be reflected in the corporate governance section of our website at www.herc.com.

        A general description of the functions of the Board Committees is set forth below. The Audit Committee, Human Resources Committee and Corporate Governance, Nominating and Ethics Committee charters are all available on our website.

        Audit Committee.    Monitors the integrity of the financial statements, financial reporting process and systems of internal accounting and financial controls of Hercules, engages Hercules' independent registered public accountants, and monitors their qualifications, independence and performance. Has oversight responsibility for the performance of Hercules' internal audit function and compliance with legal and regulatory requirements, including Hercules' disclosure controls and procedures. All members of this committee are independent as defined under relevant SEC rules and the NYSE Listing Standards. The report of our Audit Committee is included in this Proxy Statement.

        Corporate Governance, Nominating and Ethics Committee.    Takes a leadership role in shaping Hercules' corporate governance policies and practices, including recommending Corporate Governance Guidelines to the Board and monitoring Hercules' compliance with these policies and the Guidelines. Is responsible for identifying individuals qualified to be Board members and recommending to the Board the director nominees for the next annual meeting of shareholders. Leads the Board in its annual review of the performance of the Board and its committees, has oversight of management's succession planning and recommends to the Board director candidates for each Board committee. All members of this committee are independent as defined under relevant SEC rules and the NYSE Listing Standards.

        Human Resources Committee (formerly named the Compensation Committee).    Responsible for determining the compensation of the chief executive officer and approving the compensation structure, compensation and equity grants for senior management, including members of the business planning groups, the most senior managers of corporate staff and other highly paid professionals. Produces an annual report on executive compensation that is included in Hercules' Proxy Statement. Responsible for administering Hercules' stock incentive plans and approves broad-based and special compensation plans for Hercules directors and employees. Additionally, the Committee is responsible for executive officer succession planning and implementation of development plans applicable to the management ranks of the Company. The policies and plans developed by the Human Resources Committee are approved by the Board of Directors. All members of this committee are independent directors as defined under relevant SEC rules and the NYSE Listing Standards. The report of our Human Resources Committee is included in this Proxy Statement.

        Emergency Committee.    Has limited powers to act on behalf of the Board whenever the Board is not in session. Meets only as needed and acts only by unanimous vote. If any non-employee director wants a matter to be addressed by the Board rather than the Emergency Committee, then the matter is submitted to the Board. All members of the Board attending a meeting of the Emergency Committee are members of the Emergency Committee for the purposes of such meeting.

        Finance Committee.    Reviews Hercules' financial affairs. Has full and final authority on certain financial matters. Serves as a named fiduciary for all of Hercules' employee benefit plans.

        Responsible Care Committee.    Reviews Hercules' policies, programs and practices on Safety, Health, Environment and Regulatory Affairs programs, plant and facility security issues, equal employment opportunity, community affairs and university relations. Charged with monitoring Hercules' performance relating to employee diversity.

        The following chart shows, for each of our standing committees, current membership and number of meetings held in 2004.

Director	Audit Committee	*Human Resources Committee	Emergency Committee	Finance Committee	Corporate Governance, Nominating and Ethics Committee	Hercules Respon- sible Care Committee
Patrick Duff	C		X	X	X
Thomas P. Gerrity		X	X	X
John C. Hunter, III	X		X	C	X	X
Robert D. Kennedy	X		X		X	C
Jeffrey M. Lipton		C	X		X	X
Craig A. Rogerson			C
John K. Wulff		X	X	X		X
Joe B. Wyatt		X	X		C	X
Number of Meetings in 2004	17	3	0	8	4	3

C = Chairperson

*  In 2004, the Compensation Committee changed its name to the Human Resources Committee.

        The Board held eight meetings during 2004. During 2004, the directors attended at least 94% of the aggregate number of meetings of the Board and 95% of the aggregate number of meetings of committees of the Board on which they served during the time for which they served. In 2004, seven directors attended the Annual Meeting. Directors are expected to attend the annual meeting, as well as regular Board and committee meetings and to spend the time needed and meet as frequently as necessary to properly fulfill their responsibilities.

Executive and Independent Directors Sessions

        As the Board deems appropriate, Board meetings include an executive session of all directors and the Chief Executive Officer. In addition, the Board meets in regularly scheduled independent directors' sessions without the Chief Executive Officer or other Hercules personnel. The Chairman of the Board, currently Mr. Wulff, presides over the executive sessions and the independent directors' sessions but may delegate authority to any Board Committee Chair with respect to matters within the responsibility of a particular Board Committee.

Compensation of Employee Directors

        Employee directors receive no additional compensation other than their normal employee compensation.

Compensation of Non-Employee Directors

        Based on the results of a non-employee director compensation survey conducted in 2004 by a leading compensation consultant, the Company increased non-employee director annual retainer compensation to $40,000 in cash. Additionally, per meeting fees were increased from $1,000 to $1,200 and annual chair fees were increased from $3,000 to $5,000 for the Emergency Committee, Finance Committee, Corporate Governance, Nominating and Ethics Committee and Hercules Responsible Care Committee, and $7,500 for the Audit Committee and Human Resources Committee. Equity compensation (long term incentives) remained a $59,000 value. With these changes, total non-employee director cash compensation is at the 50th percentile of the Chemical Industry group measured by the aforementioned compensation consultant. These changes were approved by the Board and became effective July 1, 2004.

        In February 2005, the Board approved continuing the position of Non-Executive Chairman of the Board currently held by Mr. Wulff. In light of the personal commitment required as Non-Executive Chairman, the Board approved additional annual compensation of $50,000 payable in cash or in equivalent restricted stock units ("RSUs") to Mr. Wulff as long as he remains Non-Executive Chairman.

Non-Employee Director Compensation Plans

        Non-Employee Director Stock Accumulation Plan.    In 2004, as in past years, non-employee directors had the right to elect to receive restricted stock in lieu of part or all of their fees under Hercules' Non-Employee Director Stock Accumulation Plan, or NEDSAP. Restricted stock issued pursuant to the NEDSAP is restricted until the director's retirement from the Board and is valued, for exchange purposes, at 85% of the fair market value of Hercules' common stock on the date of grant.

        Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors.    Under the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors (the "Omnibus Plan"), non-employee directors receive nonqualified stock options to purchase 3,000 shares of common stock each year. The options have an exercise price equal to the fair market value of Hercules' common stock on the date of grant and vest one year from the grant date. Each director also receives an additional grant of a number of RSUs that is equal to the difference between $59,000 and the value of the 3,000 stock options granted under the Omnibus Plan (determined using the Black Scholes valuation methodology). The initial RSU grants will be settled in cash. Subsequent RSU grants will be settled in stock. The RSUs are placed in an unfunded account and accrue dividend equivalents, to the extent any dividends are paid on Hercules' common stock. Each RSU represents the right to receive one Hercules common stock at retirement or the equivalent in cash. RSUs do not carry any voting rights.

        Equity Award.    Each director has a one-time opportunity to purchase 750 shares of Hercules common stock at fair market value during a window period beginning the third business day after release of earnings for the most recent fiscal period. If a director purchases these shares, Hercules awards the director an additional 1,500 shares of Hercules common stock that cannot be transferred until retirement or resignation from the Board.

        Retirement Restricted Stock Units.    Upon initially being elected to the Board, each director receives a one-time grant of 1,100 RSUs. The RSUs are placed in an unfunded account and accrue dividend equivalents, to the extent any dividends are paid on Hercules' common stock. Each RSU represents the right to receive one Hercules common share at retirement or the equivalent in cash. RSUs do not carry any voting rights. Of the 1,100 RSUs, 200 vest immediately. Thereafter, for every year served on the Board, 100 additional RSUs vest. Upon retirement from the Board, all vested RSUs are paid in shares of Hercules common stock distributed in a lump sum or distributed over a period not to exceed ten years, at the option of the director.

        Trust Arrangements.    Hercules has a "rabbi trust" to provide for the funding of accrued benefits under the Hercules Incorporated Deferred Compensation Plan for Non-employee Directors and other plans that are currently not funded. Under the terms of the rabbi trust, the funding is triggered by an "Unsolicited Change in Control Event" as defined in the trust documents.

Certain Relationships and Related Transactions

        We have relationships with many businesses, including the entities referred to below with which our directors are involved. Our relationships with these entities existed before the related director joined our Board. We believe that all of the transactions described below were entered into on commercially reasonable terms and are in the best interest of Hercules. In addition, all of our directors, other than our Chief Executive Officer, are independent as defined in our Corporate Governance

Guidelines and the NYSE Listing Standards. Our Board has carefully reviewed each of these relationships and transactions and has concluded that all transactions were entered into in the normal course of business, that none of the relationships interferes with the exercise of independent judgment by any of our independent directors, that the transactions relate to commercial matters in which the independent directors are not involved and that none of the relationships requires any additional disclosure.

        Mr. Hunter is the former Chairman, President and Chief Executive Officer of Solutia Inc. ("Solutia"). In 2004, Hercules purchased products from Solutia or subsidiaries or affiliates of Solutia in the ordinary course of business, for which it paid Solutia approximately $13.7 million.

        Mr. Lipton is President, Chief Executive Officer and a director of NOVA Chemicals Corporation ("NOVA"). In 2004, Hercules purchased products from NOVA or subsidiaries or affiliates of NOVA in the ordinary course of business, for which it paid NOVA approximately $4,200.

        Messrs. Wulff, Kennedy and Gerrity are on the Board of Directors of Sunoco Inc. In 2004, Hercules purchased products from Sunoco or subsidiaries or affiliates of Sunoco in the ordinary course of business, for which it paid Sunoco approximately $27.8 million. In 2004, Hercules sold products to Sunoco or subsidiaries or affiliates of Sunoco in the ordinary course of business, for which it received payments from Sunoco totaling approximately $22,600.

        Mr. Joyce is on the Board of Directors of Norfolk Southern Corporation ("Norfolk"). In 2004, Norfolk or subsidiaries or affiliates of Norfolk provided services to Hercules in the ordinary course of business, for which it paid Norfolk approximately $304,000.

        Mr. Wulff is on the Board of Directors of Moody's Corporation. In 2004, Moody's provided services to Hercules in the ordinary course of business, including ratings of securities issued by Hercules and its subsidiaries, for which Hercules paid Moody's approximately $258,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than ten percent of our common stock to file with the SEC and the NYSE reports of beneficial ownership and changes in beneficial ownership of the common stock and other equity securities of Hercules within two days of the changes. These persons are required by SEC rules to furnish Hercules with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of those reports furnished to Hercules, we believe that, during 2004, our directors, executive officers and holders of more than ten percent of our common stock complied with all applicable Section 16(a) filing requirements.

The Board of Directors recommends a vote FOR the election of each of the four Hercules director nominees, Ms. Catalano and Messrs. Joyce, Lipton and Wulff.

PROPOSAL NO. 2—Ratification of the Appointment of BDO Seidman, LLP as Hercules' Independent Registered Public Accountants for 2005

        As disclosed in our 2003 Proxy Statement and as is embodied in our Corporate Governance Guidelines, the Company has a policy of periodic rotation of our independent registered public accounting firm. In furtherance of such policy, our Audit Committee initiated and led a process to evaluate several qualified international accounting firms as candidates to be our independent registered public accounting firm for 2005. PricewaterhouseCoopers LLP ("PwC") was among the participating candidates. The process resulted in the engagement of BDO Seidman, LLP ("BDO") as Hercules' independent registered public accounting firm for 2005. Representatives of PwC are not expected to attend the Annual Meeting; however, representatives of BDO will attend. Below is additional information on this process, which information was included in a Form 8-K filed by the Company on April 22, 2005.

        On April 18, 2005, the Audit Committee dismissed PwC as our independent registered public accounting firm effective upon completion of services related to the review of the Company's financial statements for the first quarter ended March 31, 2005.

        PwC's reports on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the two most recent fiscal years and through April 18, 2005, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years.

        During the two most recent fiscal years and through April 18, 2005, there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that:

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  The Company included a disclosure in Item 4. Controls and Procedures, of its Form 10-Q for the quarter ended September 30, 2004 as filed on November 15, 2004 and as amended in a Form 10-Q/A filed on January 7, 2005, that the Company's disclosure controls and procedures were not effective as of September 30, 2004 solely as a result of a material weakness in internal control over financial reporting relating to the calculation of available foreign tax credits and over the tax settlement process. In connection with a restatement of previously issued financial statements, the Company made improvements to its disclosure controls and procedures that effectively remediated the underlying material weakness such that the Company's President and Chief Executive Officer and the Company's Vice President and Chief Financial Officer believed that the Company's disclosure controls and procedures implemented over the tax process, including the collection and analysis of information used to calculate foreign tax credits and the tax settlement process were effective. Accordingly, the material weakness in the tax process was remediated permitting management to conclude that, as of December 31, 2004, the Company's internal control over financial reporting was effective. As reflected in their Report of Independent Registered Public Accounting Firm dated as of March 16, 2005 included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, PwC stated, in their opinion, management's assessment, included in Management's Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"), is fairly stated, in all material respects, based on those criteria. Furthermore, in PwC's opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

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  The Company included a disclosure in Item 9A. Controls and Procedures, of its Form 10-K for the year ended December 31, 2003 as filed on March 15, 2004 and as amended in a Form 10-K/A filed on March 25, 2004, with respect to the accounting for a special pension benefit granted in the quarter ended September 30, 2003. In connection with a restatement of previously issued financial statements, the Company made improvements to its disclosure controls and procedures that effectively remediated the underlying material weakness such that the Company's President and Chief Executive Officer and the Company's Vice President and Controller (Principal Accounting Officer) concluded that the Company's disclosure controls and procedures were effective as of December 31, 2003.

  •
  In the second quarter of 2003, the Company implemented the provisions of Statement of Financial Accounting Standards No. 148 ("SFAS No. 148") "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123." The Company adopted SFAS No. 148 on a prospective basis. During the year-end audit procedures of the Company's stock compensation plans it was noted that the Company continued to account for its employee stock purchase plan under APB 25, "Accounting for Stock Issued to Employees" resulting in an immaterial ($130,000) understatement of its compensation expense during the first three quarters of 2003. The error was corrected in the fourth quarter of 2003.

        Hercules provided PwC with a copy of the Form 8-K and requested that Pwc furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in the Form 8-K and, if not, stating the respects in which it does not agree. A letter from PwC, dated as of April 22, 2005, regarding its concurrence with these statements was included as an exhibit to the Form 8-K as filed.

        On April 18, 2005, the Audit Committee unanimously voted to engage BDO as Hercules' independent registered public accountant to audit the Company's financial statements and internal control over financial reporting for the year ending December 31, 2005.

        Hercules has not consulted with BDO during the two most recent fiscal years and through April 18, 2005 regarding either the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company as well as any matters or reportable events described in Items 304(a)(2)(i) or (ii) of Regulation S-K.

        BDO is the fifth largest accounting and consulting organization in the world serving multinational clients through a network comprised of more than 600 member firm offices with over 25,000 employees in 105 countries.

        Representatives of BDO will attend the Annual Meeting to answer appropriate questions and make a statement if they choose to do so. The affirmative vote of the majority of Hercules shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this proposal. If the appointment is not ratified, the adverse vote will be considered as an indication to the Board that it should consider other independent registered public accounting firms for the following fiscal year.

        The appointment of independent registered public accountants is approved annually by our Audit Committee and subsequently submitted by the Board to the shareholders for ratification. The decision of the Audit Committee is based on its review and approval of the audit scope, the types of non-audit services and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants. Before requesting that the Board submit the approval of BDO to the shareholders for ratification, the Audit Committee carefully considered that firm's qualifications as independent registered public accountants for Hercules. This included a review of their service proposal as well as their integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with BDO in all of these respects. For more information, see the "Audit Committee Report."

The Board of Directors recommends a vote FOR ratification of the appointment of BDO Seidman, LLP as Hercules' independent registered public accountants for 2005.

OTHER MATTERS

        The Board of Directors is not aware of any matters, other than those described above, that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote thereon in accordance with their respective best judgment. Moreover, the Board reserves the right to adjourn, postpone, continue or reschedule the Annual Meeting, depending on circumstances and the Board's belief that such adjournments, postponements, continuations or reschedulings would be in the best interests of all Hercules shareholders.

AUDIT COMMITTEE REPORT

        The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of Hercules' financial reporting and internal controls over financial reporting. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of Hercules' independent registered public accountants and has a direct line of communication with the Director, Internal Audit. In accordance with Section 301 of the Sarbanes-Oxley Act of 2002 (the "Act"), the Audit Committee is composed entirely of independent directors as defined by the Hercules Corporate Governance Guidelines and the listing standards of the New York Stock Exchange. The Board of Directors has adopted and reviews at least annually a written Audit Committee charter, a copy of which is posted on Hercules' public website located at www.herc.com.

        The Audit Committee has received from its independent registered public accountants written disclosures and a letter concerning the independent registered public accountants' independence from Hercules, as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." These disclosures have been reviewed by the Audit Committee and discussed with the independent registered public accountants. The Audit Committee has also considered whether the provision of other services by the independent registered public accountants is compatible with maintaining such accountant's independence.

        In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and the independent registered public accountants the audited consolidated financial statements for Hercules fiscal year ended December 31, 2004. In addition, the Audit Committee has discussed with the independent registered public accountants matters such as the quality (in addition to acceptability), clarity, consistency and completeness of Hercules' financial reporting, as required by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Hercules 2004 Annual Report on Form 10-K and filed with the SEC.

Audit Committee Financial Expert

        In accordance with Section 407 of the Act, the Securities and Exchange Commission issued rules requiring public companies to disclose the identity of their audit committee financial expert. Mr. Duff has been designated by the Board of Directors as the Audit Committee Financial Expert.

Fees of Independent Registered Public Accountants

        The aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP as of and for the years ended December 31, 2004 and 2003, were:

	2004	2003
	(Dollars in millions)
Audit	$7.9	$3.8
Audit-related	0.4	0.4
Tax	0.4	0.9
All Other	0.0	0.1

	$8.7	$5.2

Audit Fees

        Fees billed by our independent registered public accountants for professional services rendered to us in connection with the audit of the Company's financial statements for the years ended December 31, 2004 and 2003, reviews of the financial statements included in the quarterly reports on Form 10-Q that we were required to file during 2004 and 2003 and audits of the Company's internal control over financial reporting as of December 31, 2004 were approximately $7.9 million and $3.8 million, respectively, of which aggregate amounts of $5.4 million and $3.5 million had been billed through December 31, 2004 and 2003, respectively. The increase in audit fees is primarily related to internal control audits performed pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee approved 100% of the fees for services rendered in 2004 and 2003.

Audit-related Fees

        Audit-related fees billed by our independent registered public accountants in 2004 and 2003 were approximately $0.4 million and $0.4 million, respectively. Audit-related fees in 2004 included pre-implementation internal control reviews. Audit-related fees in 2003 related to the acquisition of Quantum Hi-Tech Company Limited and other services. The Audit Committee approved 100% of the fees for services rendered in 2004 and 2003.

Tax Fees

        Fees billed by our independent registered public accountants for professional services rendered to us in connection with the preparation and review of U.S. federal, state, local and foreign jurisdiction tax returns and tax audits were approximately $0.4 million and $0.9 million during fiscal years 2004 and 2003, respectively. The Audit Committee approved 100% of the fees for tax services rendered in 2004 and 2003.

All Other Fees

        The aggregate fees billed by our independent registered public accountants for professional services rendered to us during 2003, other than the audit, audit-related and tax fees referred to above, were approximately $0.1 million. The Audit Committee approved 100% of the fees for all other services rendered in 2003.

        The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

Audit Committee
P. Duff (Chair) J. C. Hunter, III R. D. Kennedy

FEES AND SERVICES

        The Audit Committee has adopted a policy for the approval of audit and non-audit services. Under this policy, services are segregated into three categories:

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  Legally Prohibited/Restricted Services—Those services which our independent registered public accountant may not provide by statute.

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  Additional Prohibited Services—Those services which our independent registered public accountant may legally provide, but which we will not obtain from our independent registered public accountant.

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  Permitted Services—Those services which our independent registered public accountant may provide if pre-approved by the Audit Committee.

Legally Prohibited/Restricted Services

        The independent registered public accountant is prohibited from providing the following non-audit services:

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  Bookkeeping or other services related to the accounting records or financial statements of the audit client

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  Financial information systems design and implementation

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  Appraisal or valuation services, fairness opinions or contribution-in-kind reports

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  Actuarial services

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  Internal audit outsourcing activities

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  Management functions or human resources

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  Broker or dealer, investment adviser or investment banking services

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  Legal services and expert services unrelated to the audit

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  Any other service that the Public Company Accounting Oversight Board determines by regulation is impermissible

Additional Prohibited Services

        In addition to the Legally Prohibited/Restricted Services, the Company has decided it will not engage its independent registered public accountant to provide the following services.

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  Large-scale Information System Design and Implementation Services

  We will prohibit our independent registered public accountant from providing any information system design or implementation services.

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  Tax Shelters

  Our independent registered public accountant will not be engaged to render tax advice on any "tax shelter" (as currently defined on an ongoing basis by the Internal Revenue Code and Regulations thereunder).

Permitted Services

        Rule 2-01 of Regulations S-X requires all services (audit and non-audit) that are provided by an audit firm to be pre-approved by the Audit Committee, but the Audit Committee may delegate to one or more members of the Committee the authority to grant pre-approvals.

        We believe that, for certain non-audit services, there may be benefits to engaging our independent registered public accountant, as our independent registered public accountant may be best positioned to provide services more efficiently and effectively. Also, due to confidentiality concerns, we may decide engaging our independent registered public accountant firm is preferable to engaging another firm.

        The Company has adopted the following policy for audit and non-audit services not prohibited elsewhere in this policy.

Audit and Audit-Related Services

        This category comprises those audit and audit-related services that we have traditionally purchased from our external independent registered public accountant. The Company believes that the audit-related services described below are consistent with the independent registered public accountant's role and are either: (i) directly or inherently related to evaluating the Company's underlying internal control structure or financial information affecting the consolidated financial statements; or (ii) directly involved in performing audit or attestation services:

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  Services related to SEC filings

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  Accounting and financial reporting consultations

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  Carve-out audits

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  Statutory audits

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  Agreed-upon audit procedures performed to comply with a contract between the Company and a third party

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  Acquisition and divestiture-related due diligence and transaction services

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  Fraud and forensic investigations

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  Dispute resolution and litigation support

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  Benefit plan audits

        The Audit Committee has pre-approved the purchase of this category of services. Individual projects with fees in excess of $100,000 and $500,000 in the aggregate are discussed with and approved by the Committee in advance of the project.

Internal Control-Related Consulting

        Given the independent registered public accountant's understanding of the Company and its internal control environment, the Company may engage our independent registered public accountant to assess and recommend improvements as to its internal control structure, procedures or policies. The Company believes its independent registered public accountant often is best positioned to provide these services. However, the Company has specifically precluded its independent registered public accountant from implementing internal controls, policies or procedures.

        The Audit Committee has pre-approved the purchase of this category of services. Individual projects with fees in excess of $100,000 are discussed with and approved by the Committee in advance of the project.

Tax-Related Services

        It is important to the Company that it be able to engage its independent registered public accountant to provide tax services, with the exception that the independent registered public accountant will not be used to provide advice on any structure that would be classified as a "tax shelter," as discussed above.

        Tax Services are included in the category of "Permitted Services," which our independent registered public accountant may provide if pre-approved by the Audit Committee. This category of permitted services includes:

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  Tax return preparation, review, consultation and assistance

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  Tax audit support

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  Tax planning on acquisition/divestiture structuring, dividend planning, etc.

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  Tax consulting

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  Expatriate tax services

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  Transfer pricing tax services

        The Audit Committee has pre-approved the purchase of a specific set of this category of services. In addition, individual projects with fees in excess of $100,000 and $300,000 in the aggregate are discussed with and approved by the Audit Committee in advance of the project.

        These permitted tax services, if required, are reported to the Audit Committee at the regularly scheduled Audit Committee meetings following the decision to purchase the services.

HUMAN RESOURCES COMMITTEE REPORT

        The Human Resources Committee (formerly named the Compensation Committee) of the Board of Directors reviews compensation objectives and policies for all employees and sets compensation for Hercules' executive officers, including the individuals named in the table set forth below under "Compensation of Executive Officers." Additionally, the Human Resources Committee is responsible for executive officer succession planning and implementation of development plans applicable to the management ranks of the Company. The policies and plans developed by the Human Resources Committee are approved by the Board of Directors. Administration of the plans is the responsibility of the Human Resources Committee. None of the members of the Human Resources Committee is an officer, employee or former officer or employee of Hercules or its subsidiaries, and each member is independent, as such term is defined in the NYSE Listing Standards. Compensation matters relating to the Chief Executive Officer and executive officers, including the named executive officers, are referred to the Board of Directors for separate approval.

        The Hercules Executive Compensation Policy, as established by the Human Resources Committee, is designed to provide a base salary measured at the 50th percentile of chemical companies with revenue approximately the same as that of Hercules or regressed to Hercules' revenue size, adjusted for individual performance. Additionally, the Human Resources Committee and the Board have approved an annual variable compensation plan (the Management Incentive Compensation Plan ("MICP")) targeted to pay at the 50th percentile of these peer group companies when pre-established goals are achieved. Finally, the Long Term Incentive Compensation Plan ("LTICP"), also targeted at the 50th percentile, rewards participants for achieving long term goals through grants of restricted stock. Stock price performance below targeted levels results in a delay of the vesting of the award. Stock price performance above the targeted level results in acceleration of vesting, but not sooner than three years from the date of grant. The total potential value of these three components is then benchmarked against competitive norms for Hercules' industry group with similar revenue at the 50th percentile. Additionally, it is the policy of the Human Resources Committee to recognize extraordinary achievements through special periodic stock-based awards. In arriving at its MICP award decisions for 2004, the Human Resources Committee considered the financial performance (Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Cash Flow and Earnings per Share) of Hercules during the year.

        Hercules' compensation components—base salary paid in the form of cash, LTICP and MICP awards—apply to all executive officers. The percentage of each component of the total varies by position with the Chief Executive Officer having the highest equity component percentage and lowest annual base salary component percentage. All salaries are reviewed against pay levels of comparable positions in comparable companies and reviewed for internal consistency. Individual performance, measured in part against pre-established goals, heavily influences base salary. Business or functional unit performance and corporate achievement impacts annual MICP awards, which are modified up or down based on individual performance. Finally, the value of LTICP grants is impacted by market price and Hercules relative stock price performance compared to peer stock price performance over the performance period.

        In 2004, the Company engaged a compensation consultant to assist in the review of the competitiveness of cash and equity compensation to Hercules' executive officers. The study concluded that in almost all cases Hercules' pay practices were within the competitive benchmark for companies of similar size. In one case where the base salary was higher than the benchmark, steps had already been taken to correct the variance. The Human Resources Committee utilized this study as a basis for reviewing 2004 cash and equity compensation for Hercules' executive officers.

        Also in 2004, the Human Resources Committee engaged its own compensation consultant to advise the Committee on Hercules compensation matters.

Base Salary

        In 2004, the Human Resources Committee, as part of its annual review of executive officer compensation, determined, based in part on the special compensation study referenced above, that Hercules' pay for executive officers—with the one referenced exception—was at or slightly below the 50th percentile, based on base salary, total target MICP award and LTICP grant value.

        Based on the overall business performance in 2003 and the results of this study, most executive officers received no annual merit salary increases for 2004. There were five promotional salary adjustments for individuals who became executive officers in 2004.

Annual Incentives

        The Management Incentive Compensation Plan ("MICP") is the variable component of compensation and is based upon the achievement of predetermined financial, corporate, business unit and individual goals. For 2004, corporate performance was measured on the basis of ongoing EBITDA (25%), Free Cash Flow (50%) and Earnings per Share (25%). Business units were measured on the basis of EBITDA and cash flow generators in different weightings depending on the business unit. Individual performance is measured primarily by performance against written goals established and approved at the beginning of the year. Following this pool determination, for the Chief Executive Officer, the Human Resources Committee compares results achieved to individual objectives, and determines his MICP payout accordingly. A similar review process also takes place for the other executive officers. MICP awards are paid in cash up to the target variable compensation level and in restricted stock, stock options or cash, as determined by the Human Resources Committee, if performance warrants payouts above the target level. No payouts occur under this plan unless minimum performance levels are exceeded. The maximum payout under the plan is 200% of the target pool at outstanding levels of performance. It is the goal of the Human Resources Committee that payouts at target, combined with base salary levels, result in total executive cash compensation at the 50th percentile of the peer chemical company group, regressed to Hercules' revenue size.

        Based on EBITDA, Free Cash Flow and Earnings per Share performance for 2004, the Human Resources Committee and the Board approved the overall corporate 2004 MICP payout pool at 112% of the Target level.

        Mr. Rogerson's written objectives for 2004 included (1) financial goals for EBITDA, Free Cash Flow and Earnings per Share; and (2) non-financial objectives, including safety, employee development, organizational optimization, growth initiatives and financial/Sarbanes-Oxley-related requirements. For 2004, the Human Resources Committee determined that Free Cash Flow was at the outstanding level; EBITDA was below threshold; and Earnings per Share was above threshold. With respect to non-financial accountabilities, the Human Resources Committee determined that Mr. Rogerson delivered results at or above the target level. In view of Mr. Rogerson's leadership and results against these objectives, the Board approved a 2004 MICP award to Mr. Rogerson of $498,750 (133% of the target level, compared to a maximum payout level of 200%).

        The 2004 MICP awards for Messrs. Aanonsen, Dahlen, Spizzo and Televantos totaled $790,000. Awards were based on business or functional unit performance, overall corporate performance and individual performance.

Long-Term Incentives

        The Hercules Long-Term Incentive Compensation Plan ("LTICP") is a shareholder-approved omnibus plan that provides for many different types of equity awards, including stock options, restricted stock shares and units and performance shares. The LTICP is designed to place a component of total pay at risk and to align its value directly with shareholder value.

        In April 2004, the Human Resources Committee recommended and the Board approved awards of restricted stock shares under the Hercules LTICP to Messrs. Rogerson, Aanonsen, Dahlen, Spizzo and Televantos. In determining the amounts of these grants, the Human Resources Committee considered each individual executive's responsibilities, objectives, achievements and position in Hercules, and competitive compensation data provided by the independent compensation consultant. As a guide, the total value of shares to be granted (based on the full market value on the date of grant) was benchmarked to the 50th percentile for long term incentive compensation value of grants reported in the aforementioned study. Restricted stock shares were granted to increase executive stock ownership and link executive and shareholder interests.

IRS Limits on the Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to executives is not deductible unless it is performance-based compensation and satisfies the conditions of the available exemption. Base salary does not qualify as performance-based compensation for purposes of Section 162(m), while variable compensation and stock option grants (but not restricted stock awards) made to the Chief Executive Officer and other named executive officers are designed to qualify as performance-based compensation under Section 162(m). No nondeductible compensation was paid in 2004. The Human Resources Committee will continue to consider the impact of Section 162(m) on Hercules' compensation program, but reserves the right to pay nondeductible compensation in the future if it determines that it is appropriate to do so.

Employment of Executive Officers

        All U.S.-based executive officers are employed on an "at will" basis, meaning Hercules or the executive officers may terminate employment at any time, subject to any applicable legal requirements. There are no written employment agreements with the executive officers named herein, other than the Change in Control Agreements described below.

        Should any executive officer's employment be terminated for reasons other than "cause" or resignation, he or she may be entitled to benefits under the Severance Pay Plan or the Change in Control Plan (but not both) as referenced herein. Additionally, such individuals may be entitled to other benefits such as pension and defined contribution plan distributions under other plans which are described herein.

Personal Benefits ("Perks")

        The Company provides for the occasional use of a Company pool car and driver for the Chief Executive Officer. Additionally, the Company provides certain executive officers with free parking in the corporate headquarters building, which is valued at less than $2,000 per year per person. One executive officer participates in a special group life insurance plan. No new participants have been admitted to this plan since 1999 and the Company does not intend to make it available again in the future. Financial planning services (valued at less than $1,000) were provided to one executive under an agreement which expired at the end of 2004.

        Aside from the above, no other personal benefits are offered to the executive officers.

        The Company does not maintain private aircraft nor does it provide executives with cars, special travel benefits or private club memberships.

Deferred Compensation Plan

        The Company maintains a deferred compensation plan that permits management employees (those eligible to receive awards under the LTICP) to defer, in the year prior to the deferral year, receipt of base salary and/or MICP awards. In 2004, there were 85 deferred compensation accounts under this plan. Named executive officers' credited account balances totaled $287,632.69 as of December 31, 2004. Interest is credited quarterly equal to the Morgan Guaranty Trust prime rate. In 2004, interest was credited to the named executive officers' accounts amounting to $8,056.91. The individual amounts are reported in the "All Other Compensation" column in the Compensation of Executive Officers Table.

Stock Ownership Guidelines

        In 2003, Hercules established new stock ownership guidelines for members of the Senior Management Team, which consists of the Chief Executive Officer and those who report directly to the Chief Executive Officer. The guidelines require the Senior Management Team to hold Hercules stock having a value of at least five times base salary (in the case of the Chief Executive Officer) and three times base salary (in the case of each other member of the Senior Management Team). Executives have five years to come into compliance with these new guidelines. The guidelines reinforce the practice of encouraging executives to hold Hercules stock and to closely link their interests with those of shareholders.

        The foregoing report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

Human Resources Committee J. M. Lipton (Chair)
T. P. Gerrity
J. K. Wulff
J. B. Wyatt

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Our Human Resources Committee is composed of four members: Messrs. Gerrity, Lipton (Chair), Wulff and Wyatt. In 2004, none of the members of our Compensation Committee had any interlocks or insider participation requiring disclosure under Item 402(j)(3) of Regulation S-K.

FIVE-YEAR PERFORMANCE COMPARISON

        The following graph shows the performance of an initial investment of $100 in Hercules' common stock compared to equal investments in the S&P 500 Index and the S&P Chemicals Index over the five-year period beginning December 31, 1999 and ending December 31, 2004. The graph reflects reinvestment of all dividends paid.

        The total shareholder return shown on the graph and in the table below is not necessarily indicative of future returns on Hercules' common stock.

	INDEXED RETURNS Years Ending
Company/Index	Base Period Dec99	Dec00	Dec01	Dec02	Dec03	Dec04
HERCULES INC	100	71.06	37.28	32.81	45.48	55.36
S&P 500 INDEX	100	90.90	80.09	62.39	80.29	89.03
S&P 500 CHEMICALS	100	90.91	89.90	90.53	114.55	136.97

        This graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate the graph by reference therein.

        In proxy statements for prior years, the S&P Specialty Chemicals Index, which does not include Hercules, was also included in the above chart. Hercules is not a component of the S&P Specialty Chemicals Index, but is a component of the S&P 500 and the S&P 500 Chemicals.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth information, as of April 18, 2005 (unless otherwise noted), with respect to the beneficial ownership of our common stock by:

  •
  beneficial owners of more than five percent of Hercules common stock;

  •
  each Hercules director and nominee for director;

  •
  each of the executive officers named in the Compensation of Executive Officers Table set forth under "Compensation of Executive Officers;" and

  •
  all directors, nominees and executive officers of Hercules as a group.

        This information is based upon Hercules' records, as well as publicly available information filed with the SEC.

        This beneficial ownership is reported in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares if that person has or shares the power to vote or dispose of those shares or has the right to acquire beneficial ownership of those shares within 60 days (for example, through the exercise of an option). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of these rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated.

Name	Shares Beneficially Owned(1)	Options Exercisable Within 60 Days	Percent of Shares(2)
5% Shareholders
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, Maryland 21202	9,569,318	—	8.4%
Gabelli Asset Management Inc.(4) One Corporate Center Rye, New York 10580	7,879,901	—	7.4%
Vanguard Fiduciary Trust Company(5) 500 Admiral Nelson Boulevard Malvern, Pennsylvania 19355	6,152,617	—	5.5%
Sasco Capital, Inc.(6) 10 Sasco Hill Road Fairfield, Connecticut 06824	5,962,678	—	5.3%
Directors and Officers
C. A. Rogerson, Director and Officer	385,827	131,000	*
F. G. Aanonsen, Officer	82,874	85,500	*
R. G. Dahlen, Officer	108,438	85,500	*
A. C. Catalano, Director Nominee	0	0	0
P. Duff, Director	63,666	3,000	*
T. P. Gerrity, Director	2,250	3,000	*
J. C. Hunter, III, Director	6,562	3,000	*
B. M. Joyce, Director Nominee	1,000	0	*
R. D. Kennedy, Director	22,677	9,000	*
J. M. Lipton, Director	31,025	9,000	*
A. A. Spizzo, Officer	109,406	97,150	*
J. Y. Televantos, Officer	109,021	130,000	*
J. K. Wulff, Director	36,680	3,000	*
J. B. Wyatt, Director	11,490	9,000	*
All directors and executive officers as a group	1,351,124	1,006,833	2.1%

*
Less than 1% of the outstanding Hercules common shares.

(1)
Includes shares acquired by officers pursuant to our Management Incentive Compensation Plan, or MICP, under which award amounts for above-target performance may be used by the participant to purchase restricted stock at 85% of the fair market value through our Long Term Incentive Compensation Plan, or LTICP. The above table includes the following shares that were purchased in 2002 and 2003 pursuant to the MICP: C. A. Rogerson, 27,750; F. G. Aanonsen, 17,009; R. G. Dahlen, 15,450; A. A. Spizzo, 14,457; and J. Y. Televantos, 13,607. Restrictions and forfeiture risks are specified under the LTICP. Also included are: (1) 2003, 2004 and 2005 annual long-term incentive grants: C. A. Rogerson, 355,843; F. G. Aanonsen, 62,971; R. G. Dahlen, 86,100; A. A. Spizzo, 86,605; J. Y. Televantos, 91,641; and all executive officers as a group, 972,206; and (2) shares owned in the Hercules Savings and Investments Plan as of April 18, 2005: C. A. Rogerson, 2,234; F. G. Aanonsen, 1,763; R. G. Dahlen, 4,507; A. A. Spizzo, 3,590; J. Y. Televantos, 1,773 and all directors and executive officers as a group, 30,986. The total number of shares with restrictions and forfeiture risks for all directors and executive officers is 832,338. Owners have the same voting and dividend rights as other shareholders of Hercules, but no right to sell or transfer. In addition to the shares shown in the table, non-employee directors and named executive officers have restricted stock units, or RSUs, representing the following numbers of shares: P. Duff, 7,874; T. P. Gerrity, 7,874; J. C. Hunter, 8,613; R. D. Kennedy, 9,951; J. M. Lipton, 9,951; C.A. Rogerson, 30,000; J. Y. Televantos, 15,000; J. K. Wulff, 15,651; and J. B. Wyatt, 9,951. Non-employee directors and named executive officers do not have any current voting rights or the right to dispose of these RSUs, although they may receive actual shares with respect to certain RSUs when they leave the Board or the Company. Further discussion of these RSU grants can be found in Proposal No. 1 of this proxy statement under "Board of Directors—Compensation of Directors."

(2)
Based on public filings for 5% shareholders and on 112,436,971 shares outstanding on April 18, 2005 for Directors and Officers.

(3)
Share holding as of December 31, 2004, as reported on Amendment No. 6 to the Schedule 13D filed by T. Rowe Price Associates, Inc. on February 14, 2005.

(4)
Share holding as of September 30, 2004, as reported on Amendment No. 12 to Schedule 13D filed by Gabelli Asset Management Inc. on November 23, 2004.

(5)
Share holding as of December 31, 2004, as reported on Amendment No. 2 to the Schedule 13G filed by Vanguard Fiduciary Trust Company on February 2, 2005.

(6)
Share holding as of December 31, 2004, as reported on the Schedule 13G filed by Sasco Capital, Inc. on February 25, 2005.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table contains information concerning compensation awarded, paid or to be paid to the Chief Executive Officer and the other four most highly compensated executive officers of Hercules for services rendered to Hercules and its subsidiaries during the past three completed fiscal years.

Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Variable Compen- sation (MICP) ($)(1)	Other Annual Compen- sation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options	Long-Term Incentive Payouts($)	All Other Compen- sation ($)(4)
C. A. Rogerson President and Chief Executive Officer	2004 2003 2002	500,004 287,880 267,082	498,750 225,000 281,000	697 5,587 8,335	2,999,990 681,320 0	0 0 50,000	0 0 0	21,578 19,689 12,482
F. G. Aanonsen Vice President and Controller	2004 2003 2002	260,000 260,000 260,000	175,000 175,695 250,000	0 5,633 10,317	262,074 262,340 0	0 0 50,000	0 0 0	27,873 16,931 4,737
R. G. Dahlen Chief Legal Officer	2004 2003 2002	300,000 300,000 300,000	225,000 203,873 259,000	0 0 0	352,799 353,150 0	0 0 50,000	0 0 0	19,552 17,242 12,460
A. A. Spizzo Vice President and Chief Financial Officer	2004 2003 2002	280,002 220,008 201,006	190,000 149,175 212,000	0 0 0	415,202 262,340 0	0 0 50,000	0 0 0	80,265 8,485 6,898
J. Y. Televantos President, Aqualon Division	2004 2003 2002	302,004 302,004 215,063	200,000 264,254 247,000	0 0 0	577,587 383,420 0	0 0 130,000	0 0 0	20,305 14,651 6,452

(1)
The 2004 variable compensation payout was awarded in March 2005 for services rendered in 2004.

(2)
Messrs. Rogerson and Aanonsen's "Other Annual Compensation" columns include, to the extent applicable, taxes and relocation expenses paid by the Company.

(3)
These values are determined by multiplying the number of shares of restricted stock awarded by the closing market price of Hercules common stock on the date of grant. Dividends, if any are payable, may be paid on a current basis or accrued, as determined by the Human Resources Committee.

(4)
The amounts listed in the "All Other Compensation" column for 2004 reflect the Company's matching contribution, interest on the non-qualified defined contribution plans, and the 2004 gainsharing payout. Also includes Deferred Compensation Account accrual for Mr. Aanonsen described below under "Employment Contracts" and interest credited to deferred compensation accounts. Mr. Spizzo's disclosure in the "All Other Compensation" column includes a payment made pursuant to the satisfaction of Hercules' obligation under the 1999 Integration Synergies Incentive Compensation Plan.

Aggregate Restricted Stock Holdings as of December 31, 2004

        The number and value (determined by multiplying the aggregate number of shares of restricted stock (see below) by the year-end closing market price, or $14.85, net of any consideration paid, such as above target MICP awards exchanged) of aggregate restricted stock holdings are shown below. Included in the table are restricted shares that each named executive officer purchased under the terms of the LTICP using above Target MICP proceeds, reported in the table below in the "Purchased Shares Using Above-Target MICP Awards" column as well as shares that have been granted outright, which are reported in the "Accumulated Restricted Stock Grant" column. The aggregate amount paid for restricted shares by the named executive officers was $752,617.91. The table below lists restricted stock holdings as of December 31, 2004. The "Beneficial Ownership of Common Stock" section of this proxy statement includes all Hercules shares beneficially owned as of April 18, 2005.

	Purchased Shares Using Above Target MICP Awards(a)		Accumulated Restricted Stock Grant(b)
	Aggregate Restricted Shares	12/31/2004 Net Value	Aggregate Restricted Shares	12/31/2004 Net Value
C. A. Rogerson	27,750	195,144	320,100	4,753,485
F. G. Aanonsen	18,890	141,524	48,023	713,142
R. G. Dahlen	19,163	138,077	64,647	960,008
A. A. Spizzo	19,626	137,255	61,000	905,850
J. Y. Televantos	13,607	106,067	85,188	1,265,042

(a)
Consideration used to purchase these shares is included in the Variable Compensation column.

(b)
These shares are reported in the Restricted Stock Awards column.

Equity Compensation Plan Information

        The following table contains information as of December 31, 2004 concerning (1) the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights issued under all of our existing equity compensation plans, including the Hercules Incorporated Long-Term Incentive Compensation Plan, or LTICP, the Hercules Incorporated Non-Employee Director Stock Accumulation Plan, or NEDSAP, and the Hercules Incorporated Omnibus Equity Compensation Plan for Non-employee Directors, (2) the weighted average exercise price of those options, warrants and rights and (3) the number of securities remaining available for future issuance under those plans. All of our equity compensation plans have been approved by our shareholders.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	14,853,859	(1)(2)	$29.57	3,396,668
Equity compensation plans not approved by security holders(3)	N/A		N/A	N/A

Total	14,853,859		$29.57	3,396,668

(1)
Includes 7,266,410 options with exercise prices in excess of the weighted average price of $29.57.

(2)
Includes options to purchase 4,059,983 shares that were not vested at December 31, 2004.

(3)
There are no equity compensation plans that have not been approved by our shareholders.

Option Grants in Last Fiscal Year

        The following table contains information concerning individual grants of stock options made during the last completed fiscal year to the executive officers named in the Compensation of Executive Officers Table. No stock options were granted to executive officers in 2004.

Name	No. of Securities Underlying Options Granted	Percent of Total Options Granted to Employees	Exercise or Base Price ($/Sh)	Expiration Date	Grant Value Date	Grant Date Value
C. A. Rogerson	0	0.0%
F. G. Aanonsen	0	0.0%
R. G. Dahlen	0	0.0%
A. A. Spizzo	0	0.0%
J. Y. Televantos	0	0.0%

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table contains information concerning the exercise of stock options during the last completed fiscal year by the executive officers named in the Compensation of Executive Officers Table as well as information concerning the number and value of unexercised options. The value of options is calculated using the difference between the option exercise price and $14.85 (representing the year-end price of Hercules' common stock) multiplied by the number of shares underlying the option.

					Value of Unexercised In-The-Money Options At Year-End
			No. of Securities Underlying Unexercised Options at Year-End
	No. of Shares Acquired on Exercise
Name		Value Realized $			Exercisable ($)	Unexercisable ($)
			Exercisable	Unexercisable
C. A. Rogerson	0	0	121,000	10,000	244,335	29,400
F. G. Aanonsen	0	0	75,500	10,000	244,335	29,400
R. G. Dahlen	0	0	295,500	10,000	244,335	29,400
A. A. Spizzo	0	0	91,150	14,200	211,810	30,640
J. Y. Televantos	0	0	104,000	26,000	305,760	76,440

Long-Term Incentive Compensation Plan (LTICP) Awards in Last Fiscal Year

        The LTICP is designed to place a component of total pay at risk and to align its value directly with shareholder value.

        In February 2004, the Human Resources Committee recommended and the Board approved awards of Hercules restricted stock shares to Messrs. Rogerson, Aanonsen, Dahlen, Spizzo and Televantos as listed in the Compensation of Executive Officers Table. In determining the amounts of these grants, the Human Resources Committee considered each individual executive's responsibilities, accountabilities, achievements and position in Hercules, and competitive compensation data provided by the aforementioned independent compensation consultant. Restricted stock shares were granted to provide competitive compensation while improving employee ownership and linkage to shareholders. The Hercules Long-Term Incentive Compensation Plan is an omnibus plan that provides for many different types of equity awards including stock options, restricted stock shares and units and performance shares.

        In determining Mr. Rogerson's compensation as Chief Executive Officer, the Board of Directors approved on a one-time basis a long-term incentive grant valued at $1.5 million to be granted when the annual long-term incentive grants were made to corporate officers (February 2004).

        In December 2003, the Board discussed the need to provide a retention incentive to Dr. Televantos. The Board approved a one-time grant of 15,000 Restricted Stock Units. Such units will vest only if Dr. Televantos remains with the Company for five years from the date of grant.

        In April 2004, Mr. Spizzo was granted an additional 12,977 restricted stock shares when he assumed the role of Chief Financial Officer.

			Estimated Future Payouts under Non-Stock Price-Based Plans
	Number of Shares, Units or Other Rights(1)
		Performance or Other Period Until Maturities or Payout
Name			Threshold	Target (# of Shares)	Maximum
C. A. Rogerson	126,050	(2)		126,050
C. A. Rogerson	126,050	(2)		126,050
F. G. Aanonsen	22,023	(2)		22,023
R. G. Dahlen	29,647	(2)		29,647
A. A. Spizzo	22,023	(2)		22,023
A. A. Spizzo	12,977	(2)		12,977
J. Y. Televantos	32,188	(2)		32,188
J. Y. Televantos	15,000	5 years		15,000

(1)
Represents awards of Hercules restricted stock shares and units.

(2)
Normal vesting is 5 years. Share price fluctuation could delay or accelerate vesting as early as 3 years or as late as 7 years.

Pension Plans

        The following table shows the estimated total annual pension benefits payable to a covered participant at normal retirement age under Hercules' U.S. qualified defined benefit pension plan (Pension Plan of Hercules Incorporated), including nonqualified supplemental benefits, based on the stated remuneration and years of service with Hercules and its subsidiaries.

REMUNERATION	15 YEARS	20 YEARS	25 YEARS	30 YEARS	35 YEARS
$200,000	$45,363	$60,484	$75,605	$90,726	$105,847
250,000	57,363	76,484	95,605	114,726	133,847
300,000	69,363	92,484	115,605	138,726	161,847
350,000	81,363	108,484	135,605	162,726	189,847
400,000	93,363	124,484	155,605	186,726	217,847
450,000	105,363	140,484	175,605	210,726	245,847
500,000	117,363	156,484	195,605	234,726	273,847
550,000	129,363	172,484	215,605	258,726	301,847
600,000	141,363	188,484	235,605	282,726	329,847
700,000	165,363	220,484	275,605	330,726	385,847
800,000	189,363	252,484	315,605	378,726	441,847
900,000	213,363	284,484	355,605	426,726	497,847
1,000,000	237,363	316,484	395,605	474,726	553,847
1,500,000	357,363	476,484	595,605	714,726	833,847
2,000,000	477,363	636,484	795,605	954,726	1,113,847

        Annual contributions by Hercules to its defined benefit qualified pension plans, if any are required, are determined statistically by an independent actuary, and no amount is attributed to an individual employee. In 2004, Hercules contributed $43 million to its pension plans worldwide.

        Except in special cases, the aggregate retirement benefit, under both the qualified and nonqualified U.S. plans, is an amount determined by taking the sum of (i) 1.2% of the employee's average annual earnings up to one-half the Social Security Tax Base ($43,950 in 2004), and (ii) 1.6% of the employee's average annual earnings in excess of one-half of the Social Security Tax Base, multiplied by the employee's total years and months of credited service. Prior to 2005, "average annual earnings" was the average of the highest consecutive five years. Effective January 1, 2005, Hercules amended the U.S. defined benefit pension plan to extend the "average annual earnings" period from the highest five consecutive years to a consecutive period of five years determined as of December 31, 2004, plus the time elapsed between January 2005 and the employee's retirement date. For this purpose, "average annual earnings" for January 1, 2005, and after consists of salary, sales incentives paid, overtime for eligible employees and MICP awards earned.

        Participation in the defined benefit pension plan is closed to new entrants hired after December 31, 2004, with the exception of certain hourly employees covered by collective bargaining agreements.

        For Messrs. Rogerson, Aanonsen, Dahlen, Spizzo, and Televantos, as with all other plan participants, compensation used for calculating retirement income benefits determined as of December 31, 2004 consists of the highest five consecutive years of average monthly earnings. In the future, the amended average annual earnings period will apply. These amounts for 2004 are shown under the "Salary" and "Variable Compensation" columns of the Compensation of Executive Officers Table. The estimated credited years of service for Messrs. Rogerson, Aanonsen, Dahlen, Spizzo, and Televantos are 22, 3, 7, 25, and 2, respectively.

        On June 21, 2004, the Human Resources Committee approved crediting Dr. Televantos, for benefit eligibility only, for his chemical industry service. This service is not used to compute his actual benefits which are based on Hercules credited service.

        When Mr. Aanonsen was hired, he was credited with service accrued at his previous employer for benefit eligibility only.

        The Company maintains an unfunded supplemental retirement plan ("SERP"). The purpose of this Plan is to pay pension benefits that are earned, pursuant to the rules of the Pension Plan of Hercules Incorporated, but not payable due to limits imposed by the Internal Revenue Service and/or the Employee Retirement Income Security Act. The liability and expense for this Plan is included in the Company's FAS87 disclosure.

Trust Arrangements

        Hercules maintains a "rabbi trust" to provide for the funding, upon the occurrence of specified events, of accrued benefits under the Hercules Incorporated Deferred Compensation Plan, the Hercules Incorporated Non-Qualified Supplemental Retirement Plan, the Hercules Incorporated Phantom Stock Plan and other retirement income or employment agreements that are currently not funded. Under the terms of the rabbi trust, the funding is triggered by an "Unsolicited Change in Control Event" as defined in the rabbi trust. A copy of the rabbi trust has been filed with the SEC as an exhibit to our 2002 Annual Report on Form 10-K/A.

Severance Pay Plan

        Hercules has adopted a Severance Pay Plan that provides for severance pay and certain other benefits to eligible employees, including executive officers, who are terminated due to a reorganization or a reduction in Hercules' workforce and are not offered other appropriate employment by Hercules. Severance pay is not payable under the Severance Pay Plan in the case of an employee's resignation or other voluntary termination, termination for violations of company policy, gross misconduct or performance reasons, or if Hercules sells its assets to another company that offers continued employment. Eligible employees include all regular, full-time U.S. employees of Hercules working at certain locations, as well as certain employees covered by a collective bargaining agreement that provides coverage under the Severance Pay Plan.

        The Severance Pay Plan provides that, following a qualifying separation, each eligible employee will receive two weeks of the employee's base salary for each year of credited service, up to a maximum of fifty-two weeks. Severance payments will be prorated for periods of less than one full year of service. Severance payments under the Severance Pay Plan will be offset by any other payments received by the employee from Hercules or its affiliates under any separate severance, dismissal or pay continuation plan. In addition to severance payments, the Severance Pay Plan provides that, for a period of three months following the separation of an eligible employee, the employee may continue, at Hercules' cost, medical, dental, prescription and vision coverage, basic (company paid) life insurance, and certain other employee benefits. Hercules may amend or terminate the Severance Pay Plan at any time.

Employment Contracts

        In accordance with Hercules' offer of employment to Mr. Aanonsen, Hercules will credit to his unfunded Deferred Compensation Plan account an amount equal to 10% of his gross annual pension payable under the Union Carbide Pension Plan for a period equal to the lesser of five years from the date of employment or his term of employment. The annual amount credited is included in the "All Other Compensation" column of the Compensation of Executive Officers table. Mr. Aanonsen's offer of employment letter also provides reimbursement of reasonable commuting expenses to his home in Connecticut.

Change in Control Agreements

        Since 1986, Hercules has entered into change in control agreements with select senior executives. These agreements seek to ensure the stability of Hercules' management during a period of transition within Hercules and only become effective upon a change in control event. Our Human Resources Committee periodically reviews these agreements and revises them, if necessary, to reflect contemporary business practices in change in control situations.

        Change in control agreements are in force for Messrs. Rogerson, Aanonsen, Dahlen, Spizzo and Televantos. These agreements, the form of which has been filed with the SEC, provide that a change in control occurs:

  •
  if any individual, entity or group (with certain exceptions) becomes the beneficial owner of 20% or more of the outstanding shares of Hercules' common stock;

  •
  if there is a change in a majority of the Board other than by election of new members whose election or nomination for election was approved by a vote of the majority of directors comprising the incumbent Board;

  •
  upon approval by the shareholders of a reorganization, merger, consolidation or sale that results in our shareholders owning less than 60% of the combined voting power of the surviving corporation following the transaction; or

  •
  if our shareholders approve a complete liquidation or dissolution of Hercules.

        The full definition of change in control is set forth in the change in control agreements.

        Under the terms of these agreements, upon a change in control, Hercules or its successor is required to continue to employ the above-named executives, in substantially the same position and level of compensation (including benefits) as that executive held immediately before the change in control, for a period of three years following the change in control.

        In addition, under the terms of these agreements, if Hercules or its successor terminates the executive (within the three-year period following a change in control) for any reason other than cause, death or disability, or if Hercules or its successor takes actions that permit the executive to terminate his or her employment for good reason, such as diminishing the executive's responsibilities or requiring the executive to relocate, during such three-year period, the executive is entitled to the following (in lieu of any other severance benefits):

  •
  a lump sum cash payment equal to:

  •
  any unpaid prorated portion of the executive's annual bonus or, if greater, the most recent annual bonus received by the executive;

  •
  any monthly salary earned but unpaid as of the date of termination;

  •
  three times the executive's base salary and annual target bonus; and

  •
  the difference between the amount the executive would be entitled to if Hercules or its successor credited three additional years of service (in addition to the years of service credited during the employment period) and three additional years of age and the amount that the executive was actually entitled to under this plan on the date of termination (not applicable to agreements with Messrs. Aanonsen and Dahlen);

  •
  three years of continued welfare benefits and perquisites;

  •
  outplacement services at a cost of up to $50,000;

  •
  full vesting of all stock options and restricted stock held by or previously granted to the executive, with options remaining exercisable for at least one year (or, if less, their remaining term); and

  •
  a payment to make the executive whole for any Internal Revenue Service excise taxes for "excess parachute payments" (as defined under the Internal Revenue Code).

        These agreements provide there is no "pyramiding" of other severance or dismissal benefits.

        Mr. Dahlen's change in control agreement also provides that if he terminates his employment on at least 180 days' advance notice after a change in control and, in the case of a change in control triggered by shareholder approval of a reorganization, merger, consolidation or sale described above, after consummation of that transaction, the termination will be treated as a termination for good reason, giving rise to the severance pay and benefits described above. Mr. Dahlen's change in control agreement provides, in the case of change in control or termination for good reason, for a lump sum cash payment of two times his base salary and bonus instead of the three times base salary and bonus described above. The agreement also provides for two years of continued welfare benefits and perquisites instead of the three years as described above. The agreement entered into with Mr. Dahlen does not provide for the additional pension service or age credits described above.

METHOD AND COST OF PROXY SOLICITATION

        Proxies may be solicited, without additional compensation, by directors, officers or employees of Hercules by mail, telephone, telegram, in person or otherwise. Hercules will bear the costs of the solicitation of proxies, which may include the cost of preparing, printing and mailing the proxy materials. In addition, Hercules will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. Hercules will reimburse those firms for their expenses in accordance with the rules of the SEC and the NYSE.

[PROXY CARD—FRONT SIDE]

HERCULES INCORPORATED
2005 ANNUAL MEETING OF SHAREHOLDERS
This proxy is solicited on behalf of the Hercules Board of Directors for the 2005 Annual Meeting of Shareholders on June 16, 2005.

        The undersigned hereby appoints Craig A. Rogerson, Allen A. Spizzo and Israel J. Floyd, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of Hercules Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, June 16, 2005, at 11 a.m., local time, at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware, or at any adjournments or postponements thereof, as directed, upon the matters set forth in the Hercules Proxy Statement and upon such other matters as may properly come before the Annual Meeting.

        Signing and dating Hercules' proxy card will have the effect of revoking any proxy card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card. This card further provides voting instructions for shares held for the undersigned in the Hercules Dividend Reinvestment Plan.

        If you chose to vote by telephone or internet you do not have to return this proxy card. To vote by telephone, dial 1-866-540-5760, have your proxy card in hand when you call and follow the voice prompts. To vote by the internet, log on to http://www.proxyvoting.com/herc and have your proxy car in hand when you access the website.

        This proxy when properly executed will be voted in the manner directed herein. If no choice is specified and the proxy is signed and returned, then the proxy will be voted FOR approval of each of Proposals 1 and 2 and in the discretion of the proxies on any other matters as may properly come before the Annual Meeting.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE) — Fold and Detach Here —

[PROXY CARD—REVERSE SIDE]

Please mark votes as in this sample: ☒

HERCULES PROPOSALS

        Your Board of Directors Recommends a Vote "FOR" Proposal No. 1 and Proposal No. 2.

1.	Election of the following director nominees for a three-year term

	Nominees are:	1. Anna Cheng Catalano
2. Burton M. Joyce
3. Jeffrey M. Lipton
4. John K. Wulff

FOR	WITHHOLD

☐	☐

Withhold vote only from                                         .

2.
Ratification of BDO Seidman, LLP as independent registered public accountants for 2005

FOR	AGAINST	ABSTAIN

☐	☐	☐

*            *            *            *

Mark here if your address has changed and provide us with your new address in the space provided to the right:	New Address:

Mark here if you plan to attend the Annual Meeting: ☐

Signature:	Signature:	Date:	, 2005

Title:	Title:

        NOTE:    Please sign exactly as name or names appear on this proxy. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. When signing as a corporation or a partnership, please sign in the name of the entity by an authorized person.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE,
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

— Fold and Detach Here —

QuickLinks

DIRECTIONS TO HERCULES PLAZA (1313 North Market Street, Wilmington, Delaware 19894-0001)
Hotel Accommodations
Parking Near Hercules Plaza
Important Note
TABLE OF CONTENTS
PROXY STATEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
AUDIT COMMITTEE REPORT
FEES AND SERVICES
HUMAN RESOURCES COMMITTEE REPORT
HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
FIVE-YEAR PERFORMANCE COMPARISON
BENEFICIAL OWNERSHIP OF COMMON STOCK
COMPENSATION OF EXECUTIVE OFFICERS
METHOD AND COST OF PROXY SOLICITATION